Exhibit 10.1

Separation Agreement and General Release

This Separation Agreement and General Release ("Separation Agreement" or "Agreement") is made and entered into by and between Anne Rohosy ("Rohosy") and Levi Strauss & Co., and its affiliated entities, including parent, subsidiary, and sister corporations (collectively "LS&Co." or "the Company") together referred to as the "the parties."

In consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Separation Date. Rohosy's employment with LS&Co. will terminate on March 15, 2016 (the "Separation Date") provided that no circumstances justifying or requiring a "for cause" termination arise before that date. Until that date Rohosy agrees to be available to assist LS&Co. with the transition of her responsibilities but she is not expected to come to the office. Rohosy further agrees that before her Separation Date she will (i) take all appropriate action to resign from any position in which she is an officer of LS&Co. and (ii) execute any paperwork or comply with any procedures reasonably necessary to effectuate this termination.

2.Separation Benefits. If Rohosy signs this Agreement within the period defined in Section 11 and does not revoke the Agreement, she will receive the following benefits, which are in addition to anything she is otherwise entitled to or has been paid by LS&Co., including but not limited to, any accrued and unused vacation pay:

A.
Separation Payments. LS&Co. will pay to Rohosy separation payments equal to fifty-two (52) weeks of base pay through regular periodic wage payments, less applicable taxes and withholding made in the course of the Company's regular payroll cycles, with such payments commencing the payroll period following the Separation Date and the seven (7) day revocation period (described in Section 11 below). The period during which Rohosy receives separation payments shall be called the "Separation Period." In further consideration of this Agreement, LS&Co. shall calculate and pay Rohosy the financial performance component under the Company's fiscal 2015 Annual Incentive Plan ("AlP") that Rohosy would have otherwise earned, with such amount to be paid at the same time as all other employees. The individual performance component of AlP will be assigned zero percent (0%) for purposes of the AlP calculation. These payments will only be made after all of the following conditions are met: (i) Rohosy's employment has terminated; (ii) LS&Co. has received the original of this Agreement bearing Rohosy's signature; and (iii) any applicable revocation period has passed without revocation having occurred. Provided however, if Rohosy dies before all Separation Payments are made, all remaining payments will be made to Rohosy's estate in a lump-sum on the sixtieth (60th) day after Rohosy's death, provided that the Company may delay such payments until it is provided with proof of Rohosy's death.

B.	Equity Incentive Plan Payment and Eligibility. In accordance with the terms of the 2006 Equity Incentive Plan (the "EIP"), Rohosy shall retain any rights to exercise her vested

Stock Appreciation Rights granted under the EIP through June 15, 2016, the expiration date. Her presently granted but unvested Stock Appreciation Rights cease vesting and shall be immediately forfeited on the Separation Date.

C.
Medical Coverage Continuation. Rohosy's and her eligible dependents' medical coverage will end on March 31, 2016. Rohosy may continue group health benefits for herself and her eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If she and her eligible dependents timely enroll in COBRA coverage, LS&Co. will pay the same percentage of the monthly cost of the COBRA medical coverage, as it paid for Rohosy (and her covered dependents) medical coverage during her active employment for up to the earlier of twelve (12) months, or the date when Rohosy obtains replacement coverage from another employer. During the period of coverage subsidized by LS&Co., Rohosy will be responsible for payment of the remainder of the cost of COBRA medical coverage, and for the full cost any dental or vision coverage she or any member of her family elects. Any failure by Rohosy to pay her portion of coverage will result in termination of continuation coverage. Any period of subsidized coverage shall be counted toward the 18 month COBRA entitlement. After the period of subsidized COBRA ends, Rohosy will be responsible for full payment of her entire COBRA premium. Continuation of COBRA will not extend beyond the date in which Rohosy becomes eligible for coverage under another group health plan unless the new plan has pre-existing condition limitation, or Rohosy is entitled to Medicare. Rohosy agrees to promptly inform LS&Co. as soon as she becomes covered by another employer.     Nothing in this paragraph or elsewhere in this Agreement waives or otherwise releases Rohosy's rights under COBRA or any similar state laws (if Rohosy is eligible) or to receive a certificate of creditable coverage (or such other similarly entitled document) under the Health Insurance Portability and Accountability Act of 1996 ("HIPPA"), from the plan that Rohosy participates in at the time she elects COBRA coverage.

If Rohosy elects COBRA coverage, all terms and conditions of the applicable Company sponsored health care plans, as amended from time to time, will apply to her and her eligible dependents.

D.
Outplacement Services. For a period of one year after the Separation Date, Rohosy shall have access to executive outplacement services by a firm selected by the Company. However, Rohosy must commence use of such services within three (3) months of the Separation Date.

E.
Other Benefits. Rohosy shall be entitled to all rights under Company's benefit plans as such plans, by their provisions, apply upon the Separation Date. Unless expressly provided to the contrary under the written terms of the benefit plans, all of Rohosy's benefits terminate on the Separation Date, including participation in the 401K plan and Deferred Compensation Plan. Rohosy may exercise all rights to any vested benefit in accordance with the written terms of the benefit plans.

3.General Release and Waiver of Claims.

A.
In consideration of the Separation Benefits described in Section 2 above, Rohosy agrees to release and forever discharge LS&Co., its subsidiaries and affiliates, and each of its and their parent organizations, predecessors, successors and assigns, and all of its and their past and present officers, directors, employees, agents, attorneys, associates, insurers and employee benefit plans (hereinafter collectively "Company Releasees") from any and all claims, demands, liabilities, damages or causes of action arising out of facts or occurrences before the date Rohosy signs this Separation Agreement, whether known or unknown to her, including claims arising out of her employment with the Company or any of its wholly-owned U.S. subsidiaries (hereinafter collectively the "Employer'') and her separation from employment (hereinafter collectively "Claims"), provided however, that Rohosy is not waiving any of her indemnification rights that are set forth below in Section 12 of this Agreement.

B.
Rohosy understands that by releasing the Company Releasees from each and every Claim, she is giving up rights to bring all Claims against any Company Releasee based on any action, decision or event occurring before the date this Separation Agreement is signed. This release covers all Claims against the Company Releasees, including, but not limited to, those arising under tort, contract and local, state or federal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; Section 1981 of the Civil Rights of 1864, as amended; the Age Discrimination in Employment Act, as amended (the "ADEA"); the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act, as amended; the Americans with Disabilities Act, as amended; the Worker Adjustment and Retraining Notification Act; whistleblower protection statutes; and any other federal, state, tribal or local law, statute, regulation or ordinance concerning employment, including termination of employment, including, but not limited to, laws prohibiting discrimination based on age, race, creed, color, religion, national origin, sex, disability, HIV/AIDS status, genetic information, marital status, sexual orientation, military service or veteran status or any other protected classification; and claims for monetary damages, attorneys' fees, litigation costs or other monetary relief.

C.
Rohosy understands that, notwithstanding the above, nothing in this Separation Agreement is intended to unlawfully release or waive any of her rights under any laws or to prevent, impede, or interfere with her ability or right to: (a) provide truthful testimony if under subpoena to do so, (b) file a charge with any state or federal agency or participate or cooperate in an agency investigation (except that she acknowledges that she cannot recover money in connection with any such charge or investigation), (c) challenge the validity of release of claims set forth in this Separation Agreement, or (d) pursue any rights or claims that may arise after the date this Separation Agreement is signed.

Further excluded from this release are any claims Rohosy may have for:

a)unemployment benefits under applicable law;

b)workers' compensation insurance benefits;

c)continued participation in certain of the Company's group health benefit plans pursuant to COBRA, if applicable, and/or any applicable state law counterpart to COBRA;

d)any benefit entitlements vested as of her Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; and

e)any claims that are not waivable as a matter of applicable law.

D.
Section 1542 Waiver. Rohosy understands and agrees that this release covers not only claims presently known to her, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims. Rohosy understands that she may hereafter discover facts different from what she now believes to be true which, if known, could have materially affected this Agreement, but she nevertheless waives any claims or rights based on different or additional facts. Rohosy knowingly and voluntarily waives any and all rights or benefits under the terms of Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR (YOU) DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

4.Confidential Information. Rohosy hereby acknowledges that she is bound by all confidentiality agreements that she entered into with the Company and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference), that as a result of her employment she has had access to confidential information, that she will hold all such confidential information in strictest confidence and that she may not make any use of such confidential information on behalf of herself or any third party. Rohosy agrees that she will refrain from sharing any confidential information about LS&Co. with any future employers to avoid breaching her duty of confidentiality, and that she will use her best efforts in her future employment to avoid any circumstances in which she would breach the confidentiality of

LS&Co. information. By signing this Separation Agreement, Rohosy further confirms that she has delivered to the Company all documents and data of any nature containing or pertaining to such confidential information and that she has not taken with her any such documents or data or any reproduction thereof.

5.Non-Solicitation. Rohosy acknowledges and agrees for a period of twelve (12) months immediately following her Separation Date, she will not directly or indirectly solicit or encourage any employee of LS&Co. to leave the employment of LS&Co.

6.Non-Disparagement. Rohosy agrees not to at any time make or publish any statements or comments that injure the reputation or goodwill of any Company Releasee. LS&Co. agrees t take reasonable steps to ensure no Company executive makes or published any statements or comments that injure the reputation of Rohosy.

7.Non-Admission of liability. This Separation Agreement is not an admission by the Company or any other Company Releasee that the Company or any other Company Releasee has acted wrongfully with respect to Rohosy or any other person. The Company and other Company Releasees specifically deny any liability for wrongful acts against Rohosy or any other person.

8.Return of Employer Property. Rohosy affirms that she has returned to LS&Co. (or will return to LS&Co. prior to or within fourteen (14) days of her Separation Date) all documents, notes, reports, plans, keys, computers, office equipment (other than her cell phone and cell phone number which she may retain after providing such phone to the Company, at the Company's request, to have any and all Company related information deleted from the phone), security cards and/or identification cards, charge cards, customer lists, computer or other files, employee directories, product information and other documents, copies of documents and property which were created, developed, generated or received by her during her employment or which are Company property, whether or not such items are confidential to LS&Co., unless the return of a particular item has been expressly excepted by LS&Co. in writing.

9.Further Cooperation. Rohosy agrees to cooperate in good faith with LS&Co. in connection with any pending or future investigation or litigation in which LS&Co. or other Company Releasees believes she is an individual with relevant knowledge, subject to and without waiving her rights specified in Section 3(C) above.

10.Confidentiality of Agreement. Rohosy agrees to keep confidential this Separation Agreement, and will not reveal its contents to anyone except her attorney, her spouse or her accountant, or as required by law or legal process. LS&Co. agrees to keep confidential this Separation Agreement except as required to carry out its obligations under the Agreement or as may be required by law, any governmental agency or to comply with a lawfully-issued subpoena or court order.

11.Consideration Period. Rohosy will have until the later of the following periods to review and consider this Agreement: (i) twenty-one (21) calendar days after she receives it or (ii) the

Separation Date. If the Separation Date is more than twenty-one (21) calendar days after receipt of this Separation Agreement, the Agreement should be signed on the Separation Date, and returned no later than three (3) business days from the Separation Date. To accept the Agreement, Rohosy must sign and date the Agreement and return it to Elizabeth Wood at LS&Co. Once Rohosy has done so, she will have an additional seven (7) calendar days in which to revoke her acceptance. To revoke, Rohosy must send a written statement of revocation to the attention of Elizabeth Wood by fax or first class mail. If Rohosy does not revoke this Agreement, the Agreement shall become effective on the date immediately following the revocation period (the "Effective Date").

In accordance with the Age Discrimination in Employment Act ("ADEA"), Rohosy acknowledges that: (1) she is hereby advised in writing to consult with an attorney of her own choosing before signing this Agreement; (2) as consideration for signing this Agreement, she has received benefits and compensation to which she would otherwise not be entitled; and (3) if she signs the Agreement before twenty-one (21) days, she does so voluntarily.

12.Indemnification. LS&Co. will defend Rohosy with respect to any claims brought against Rohosy arising out of her employment or other service relationship with LS&Co. LS&Co. will indemnify Rohosy to the extent permitted by LS&Co.s bylaws, and to the greatest extent permitted by law, under the laws of the State of Delaware or the laws of the State of California, as the case may be, without respect to conflict of law principles, with respect to any judgment, verdict, or order against Rohosy for conduct by Rohosy which is within the course and scope of her employment or other service relationship with LS&Co.

13.Attorney's Fees and Costs. The parties will bear their own fees and costs incurred in connection with this Agreement.

14.Arbitration of Disputes. The parties agree that any dispute arising under this Agreement will be submitted to mandatory binding arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association in effect at the time of the dispute. The arbitration will be held in San Francisco, California, and will be subject to the Federal Arbitration Act. In the event of any arbitration with regard to this Agreement, each party shall pay all of its own legal fees and related expenses (including, but not limited to, expert fees). For the purpose of this arbitration, LS&Co. agrees to pay for the arbitrator's fees.

15.Future Employment. Rohosy acknowledges that any employment or contractual relationship she has had with LS&Co. terminates irrevocably in accordance with this Agreement on the Separation Date, and that Rohosy has no further relationship in the future with LS&Co. except as may arise out of this Agreement. Rohosy agrees to waive any claim for reinstatement or rehire. Prior to the Separation Date, Rohosy is not prohibited, under the terms of this Agreement or otherwise, from exploring or accepting future employment with another employer (whether a competitor of LS&Co. or otherwise) provided she does not actually commence employment until after the Separation Date. Rohosy will continue to receive payments throughout the Separation Period so long as she chooses not to work for any of the following companies during the Separation Period: VF, Gap, Ralph Lauren, PVH and American Eagle.

16.Section 409A.

A.
For purposes of this Agreement, "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

B.
Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

C.
The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payment and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. In no event will the Company reimburse Rohosy for any taxes that may be imposed on Rohosy as a result of Section 409A.

17.Severability. The provisions of this Separation Agreement are severable, and if any provision is found to be unenforceable, the other provisions will remain fully valid and enforceable.

18.Governing Law. This Separation Agreement will be construed under the laws of the State of California, without reference to its choice of law rules.

19.Entire Agreement. This Separation Agreement is a fully integrated and entire agreement.

SIGNATURE PAGE FOLLOWS

The undersigned have read the foregoing Agreement and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences.

__/s/ Anne Rohosy_________________________        ___2-25-16___________________
Anne Rohosy            (Date)

LEVI STRAUSS & CO.

By:

__/s/ Charles Bergh________________________        ___12/18/15__________________
Charles Bergh                        (Date)
Chief Executive Officer